EXHIBIT 99.1 — Press release

5711 S 86TH CIR • PO BOX 27347 • Omaha NE 68127-0347
Executive Office: (402) 596-8900 • Fax (402) 592-4006
Internet: www.infoUSA.com

FOR IMMEDIATE RELEASE OCTOBER 20, 2004 CONTACT:
VIN GUPTA — CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900 • Fax: (402) 339-0265
E-Mail: vin.gupta@infoUSA.com
LAUREL GUPTA — DIRECTOR, INVESTOR RELATIONS
Phone: (402) 593-4535 • Fax: (402) 339-0265
E-Mail: laurel.gupta@infousa.com

Martin Kahn Appointed to infoUSA Board

(OMAHA, NE)—infoUSA, (NASDAQ: IUSA) the leading provider of proprietary business and consumer databases, today announced that it has appointed Martin Kahn to its Board of Directors.

Mr. Kahn previously served as Chairman of OneSource Information Services, prior to its acquisition this year by infoUSA. During his tenure, he was instrumental in transforming OneSource from a CD-ROM company into an online, high-growth, subscription based aggregator of executive and company data to the business community. Prior to this he was Chairman of Ovid Technologies, Inc., a leading aggregator of medical and scientific databases and journal articles.

Currently, Mr. Kahn is a Venture Partner with Rho Ventures, a leading venture capital and asset management company specializing in information technology, software and biosciences. He also serves as Vice Chairman of the Board of Directors of eTrav, Inc., a provider of online travel and learning programs, and is a member of the Board of Directors of Thinkwell, Inc., a producer of multi-media textbooks. Mr. Kahn earned an M.B.A. from the Harvard Business School, and a B.A. from Yale University.

Vin Gupta, Chairman and CEO, infoUSA, commented, “We are very excited about Mr. Kahn joining our Board. His outstanding combination of senior industry experience, particularly in online data delivery and marketing at OneSource, as well as his financial acumen and public company expertise, will render him an outstanding member of our Board of Directors.”

About infoUSA

infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 4 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500.